Exhibit 10.1

Patrick D. Campbell

Chairman of the Board

July 29, 2019

Ravichandra K. Saligram

Via email

Dear Ravi,

I am very pleased to offer you the position of President and Chief Executive Officer for Newell Brands (“Newell” or the “Company”). This position will be based in Newell’s corporate headquarters. Your employment will commence on October 2, 2019 (the “Commencement Date”), and you will also be elected to serve on the Board of Directors of the Company (the “Board”) on or prior to the Commencement Date. Your starting salary will be $58,333.33 per pay period (paid semi-monthly), or $1,400,000 if annualized (your “annual base pay”), and your salary will be reviewed annually (for upward adjustment only) consistent with standard Company practice starting in 2021. Additional offer details are outlined below:

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Management Bonus Plan: You will be eligible to participate in our Management Bonus Plan. Your target bonus is 150% of earned annual base pay, and your maximum bonus payout is 300% of earned annual base pay. Bonus criteria are reviewed each year, in good faith consultation with you, and may change from time to time. Notwithstanding the foregoing, for the 2019 calendar year only, your bonus payout will be equal to the fixed amount of $1,275,000 to be paid on or before March 15, 2020, subject to the following modification: To the extent the actual corporate bonus payout percentage based on Company performance for 2019 (including the impact of any discretionary adjustment by the Board and its Organizational Development & Compensation Committee which is generally applicable to employees of the Company) is greater than target, then your 2019 bonus payout above will be increased by an amount equal to the difference between the actual payout percentage and the target payout percentage, multiplied by your target percentage and applied to your earned annual base pay for the portion of 2019 you are employed by the Company.[1]

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Long-Term Incentive Plan (LTIP): Beginning in 2020, each year during your employment with the Company you will be eligible for an equity-based award with a target value of $5,000,000. The main equity-based award grant date is generally in February of each year, and you shall, subject to your continued employment with the Company, receive the first such award at the next main award date in 2020. Your equity award for 2020 will consist of a mix of 70% performance-based restricted stock units (“RSUs”), valued based on the closing price of the Company’s common stock as of the date of grant, and 30% stock options, valued based on the ASC 718 fair value of the awards as of the grant

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For example, if the actual corporate payout percentage is equal to 125% of target, and you worked for three months in 2019, you would be entitled to an additional bonus payout equal to 25% multiplied by your target payout percentage of 150%, or 37.5%, multiplied by your earned annual base pay of $350,000, for an additional payout equal to $131,250.

date. The RSUs for 2020 will be granted on such terms as are approved by the Board, and will vest on the third anniversary of the grant date, subject to continued employment and the applicable performance criteria. The stock option award for 2020 will vest ratably in equal one-third increments, subject to continued employment on each of the first three anniversaries of the grant date, and will generally expire on the tenth anniversary of the grant date. The exercise price per share of the stock options shall be equal to the closing price of a share of the Company’s common stock on the date of grant, as reported on the principal stock market or exchange on which it is traded. The target value for equity-based awards for years after 2020 will remain $5,000,000; however, the target value of actual grants may vary from this target only based on company performance and/or significant changes in the relevant market for compensation. All equity-based awards will be subject to those terms and conditions approved by the Board and set forth in the applicable award agreement as well as any applicable terms set forth herein.

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Employment Transition Award: Effective as of the Commencement Date, you will be granted a stock option award for 1,333,333 shares, that will generally expire on the tenth anniversary of the grant date, assuming your continued employment with the Company (the “Employment Transition Award”). The exercise price per share of the stock options shall be equal to the closing price of a share of the Company’s common stock on the date of grant, as reported on the principal stock market or exchange on which it is traded. Vesting of this stock option award will be subject to attainment of the following performance condition (the “Performance Condition”):

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during any 30-day period between the date that is eighteen calendar months following the grant date and the third anniversary of the grant date of the Employment Transition Award, the average of the Company’s closing stock price, as reported on the principal stock market or exchange on which it is traded, must exceed 125% of the closing stock price on July 29, 2019.

Once the Performance Condition has been satisfied, conditioned on your continued employment with the Company, the Employment Transition Award shall vest and become exercisable as follows. The Employment Transition Award will vest with respect to one-third of the award (rounded down to the nearest whole share) on the date that is eighteen months after the date of grant, with respect to an additional one-third of the award (rounded down to the nearest whole share) on the second anniversary of the grant date, and with respect to the remainder of the award on the third anniversary of the grant date. If the Performance Condition has not been satisfied as of any of these vesting dates, then the vesting of any portion of the Employment Transition Award otherwise scheduled for such vesting date will be deferred until the fifth business day following the date, if any, on which the Performance Condition has been satisfied. Notwithstanding the foregoing, if your employment with the Company is terminated, prior to the forfeiture or expiration of the Employment Transition Award, by the Company without “Good Cause,”, as defined in the Newell Rubbermaid Inc. 2013 Incentive Plan (the “Incentive Plan”), or voluntarily by you for “Good Reason”, as defined in the Incentive Plan, then any outstanding unvested portion of the Employment Transition Award shall remain subject to the Performance Condition (with the Performance Condition, for this purpose only, measured as of any 30-day period falling between the grant date and the third anniversary of the grant date) and shall vest in full (without regard to any requirements regarding continuous employment) on the later of the date of termination of your employment or the fifth business day after the Performance Condition has been satisfied), and the Employment Transition Award (to the extent it is or becomes vested) shall continue to be exercisable for a period of three years following the date of termination or vesting (whichever is longer), not to exceed the remaining term of the option.

Sign-On Bonus: You will receive a one-time lump sum cash bonus of $600,000, less applicable and necessary taxes and deductions, payable within thirty days of the Commencement Date. By accepting this offer you are also acknowledging that should you voluntarily terminate your employment with Newell without “Good Reason” (other than due to your death or disability, as determined in good faith by the Board), or be terminated by Newell for “Good Cause”, as such terms are defined in the Newell Brands Executive Severance Plan, within twelve months after the Commencement Date, you will pay back 100% of this bonus within 60 days after termination of your employment, and, where permitted by applicable law, by your signature below, you authorize us to withhold this money from your final paycheck or any other amounts due to you if necessary.

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Benefits: You will be eligible to participate in Newell Brands’ U.S. benefits program in effect from time to time, as currently outlined in the Company’s “Benefits Overview” document. You can learn more about the benefits program at NWLnewhires.com (case sensitive password:                         ). If you elect to participate, your benefits will be effective on your hire date, provided you enroll within thirty days of your hire date.

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Supplemental Employee Savings Plan (“Supplemental ESP”): You are eligible to participate in a non-qualified plan under federal tax law and IRS regulations that allows eligible employees to save for the future, above and beyond the limits in place for their 401(k) plan. An enrollment period occurs in late fall of each year, so you can elect deferrals for the next year. You will receive more information when the enrollment period is open.

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Flexible Perquisites Program: You also will be eligible to participate in Newell Brands’ executive benefits in effect from time to time, currently including the Flexible Perquisites Program. The Flexible Perquisites Program provides you with an annual cash allowance that may be used for such items as car, insurance, automobile maintenance, income tax preparation services, estate planning services, financial planning services, etc. This annual cash allowance will be in the amount of $36,000. Additionally, you are eligible for an annual comprehensive executive physical through one of the Company’s preferred U.S. regional medical facilities.

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Vacation: You are eligible to accrue 2.08 days per month (equal to five weeks per year) of paid vacation. During your first year of employment, vacation time is pro-rated based on the quarter of hire and administered pursuant to the Vacation Policy.

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Holidays: Newell Brands offers a number of Company holidays, which may also include floating holidays. Specific holidays and/or the availability of floating holidays will be determined by the applicable Holiday Policy for your location.

•	Relocation: You agree that you will not be eligible to participate in the Company’s Executive Relocation Program.

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Severance and Change-in-Control: You will be eligible to participate in the Newell Brands Executive Severance Plan (the “Severance Plan”), as the same may be amended from time to time (provided, however, that any subsequent amendment to the Severance Plan made prior to the third anniversary of the Commencement Date shall only be given effect with respect to you if it does not reduce benefits under the Severance Plan compared to those benefits available under the Severance Plan on the date of this offer letter). By signing this letter, and as a condition of your participation in the Severance Plan, you hereby waive all rights to any payment or benefits under any other plan, agreement, policy or arrangement to the extent that it provides you with severance or similar benefits from the Company. Notwithstanding the foregoing or anything to the contrary set forth in the Severance Plan, you agree that your participation in the Severance Plan will cease, and you shall be entitled to no benefits thereunder, should you remain in continuous employment through the third anniversary of the Commencement Date; provided, however, that you shall be provided with at least ninety days’ notice of any termination of your employment by the Company without Good Cause (as defined in the Severance Plan) after the third anniversary of the Commencement Date or, in lieu of notice, the equivalent amount of base salary and pro-rated bonus opportunity, with payout based on actual performance (subject to your requirement to cooperate with the Company in providing an orderly transition)).

In addition, your outstanding equity-based awards will provide for the following benefits should you elect to retire on or following the third anniversary of the Commencement Date (subject to your providing ninety days’ notice and your requirement to cooperate with the Company in providing an orderly transition) or otherwise be involuntarily terminated (other than a termination by the Company for Good Cause as defined in the applicable award agreement) on or following the third anniversary of the Commencement Date (each, a “Qualifying Termination”): (i) continued vesting of all outstanding RSUs and stock options without regard to any requirement for continuous employment, but subject to any applicable performance criteria, and (ii) survival of any stock option awards for a period of three years following the date of termination or vesting (whichever is later), not to exceed the remaining term of the option. Furthermore, in the event of a Qualifying Termination, you will also be entitled to receive your management bonus for the fiscal year in which the Qualifying Termination occurs, prorated by a fraction, the numerator of which is the number of days in the fiscal year in which your date of termination occurs through your date of termination and the denominator of which is three hundred sixty-five (365). This partial bonus payment will not be subject to any individual performance modifier but will be paid out on the basis of actual corporate performance levels and will be subject to any adjustments or modifiers based on the Company’s performance under the terms of the Management Bonus Plan (including the impact of any discretionary adjustment by the Board or its authorized delegates which is generally applicable to employees of the Company participating in the Management Bonus Plan). This partial bonus will be paid at the same time as management bonuses are paid to active Company employees, no later than March 15th of the following year. You will be required to execute a separation agreement and general release which becomes non-revocable within 60 days of your termination of employment in order to receive such retirement or termination benefits.

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Section 409A: Payments and benefits provided under this letter are intended to be exempt from, or comply with, Section 409A of the Internal Revenue Code (the “Code”), which regulates the timing of severance and certain other compensation. This offer letter shall be construed, administered, and governed in a manner that affects such intent, and Newell shall not take any action that would be inconsistent with such intent. Without limiting the foregoing, the payments and benefits provided under this letter may not be deferred, accelerated, extended, paid out or modified in a manner that would result in the imposition of additional tax, interest or penalties under Code Section 409A. Although Newell shall use its best efforts to avoid the imposition of such taxation, interest and penalties under Code Section 409A, the tax treatment of the benefits provided under this letter is not warranted or guaranteed. Neither the Company nor its affiliates nor its or their directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by you or any other taxpayer as a result of this letter.

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Other Agreements: You will be solely responsible for any associated tax filings and payment of taxes associated with your employment, without any gross-up or additional compensation from the Company, provided that the Company will withhold taxes at what it determines to be appropriate rates and in what it determines to be appropriate jurisdictions based on the information available to the Company. This offer of employment is contingent upon your execution of various Company documents, including a confidentiality and non-solicitation agreement and agreeing to abide by the Newell Brands Code of Conduct.

Ravi, we are confident your skills and experience will be a tremendous benefit to Newell Brands.

Sincerely,

/s/ Patrick D. Campbell
Patrick D. Campbell Chairman of the Board of Directors

/s/ Bradford R. Turner
Bradford R. Turner Chief Legal & Administrative Officer

This offer is irrevocable and open for your acceptance until 5:00 PM ET on July 31, 2019. To indicate your acceptance of this offer, please sign in the space provided below and return it to the Company’s Chief Legal and Administrative Officer, Brad Turner, at bradford.turner@newellco.com.

This offer is intended to lay out all elements of your compensation. Compensation offers outside this letter agreement, or a previous offer letter, are not binding and will not be honored, so you should make sure you are clear on all parts of your offer and future expectations before signing this letter agreement. Benefits programs, however, may change from year to year, so your benefits such as medical, dental, vision, retirement, and time off will be governed by the benefit plans in place at any given time.

Notwithstanding anything in this offer letter to the contrary, you acknowledge and agree that all bonus payouts and other awards described herein are subject to the terms and conditions of the Company’s clawback policy (if any) as may be in effect from time to time specifically to implement Section 10D of the Securities Exchange Act of 1934, as amended, and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which the Company’s common stock may be traded).

Your signature indicates acknowledgement that if employed, your employment is to be “at will” which means that either the Company or you may terminate your employment at any time, with or without notice, subject to the terms of this letter agreement above.

By signing this letter, you represent and warrant that you are not a party to any agreement that would limit your ability to work for Newell Brands Inc. You further represent and warrant that your employment with Newell Brands Inc. will not require you to disclose or use any confidential, proprietary or trade secret information belonging to your prior employers. You additionally understand and acknowledge that Newell Brands Inc. does not require nor want you to disclose any such confidential, proprietary or trade secret information.

/s/ Ravichandra K. Saligram
Signature

Ravichandra K. Saligram
Printed Name

July 29, 2019
Date